GENERAL PARTNERSHIP AGREEMENT

                                       FOR

                         MOBILE BAY PROCESSING PARTNERS

                                     BETWEEN

                      MCNIC MOBILE BAY PROCESSING COMPANY,

                              OEDC PROCESSING, L.P.

                                       AND

                     PANENERGY MOBILE BAY PROCESSING COMPANY

                          DATED AS OF NOVEMBER 6, 1996
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                         GENERAL PARTNERSHIP AGREEMENT
                                      OF
                        MOBILE BAY PROCESSING PARTNERS


            THIS GENERAL PARTNERSHIP AGREEMENT ("AGREEMENT") is made and entered into as of the 6th day of November, 1996 (the "EFFECTIVE DATE"), by and among MCNIC MOBILE BAY PROCESSING COMPANY, a Michigan corporation ("MMBPC"), OEDC PROCESSING, L.P., a Texas limited partnership, the general partner of which is OEDC, INC., ("OEDCP") and PANENERGY MOBILE BAY PROCESSING COMPANY, a Delaware corporation ("PMBPC") all of such parties for convenience being sometimes hereinafter referred to collectively as the "PARTNERS" or individually as a "PARTNER".

                             W I T N E S S E T H:

            WHEREAS, Pipeline & Processing Group Inc., a Michigan corporation, PanEnergy Field Services, Inc., a Colorado corporation, and Dauphin Island Gathering Company, L.P., a Texas limited partnership, the general partner of which is OEDC, Inc., a Texas corporation have entered into a Binding Term Sheet to Form General Partnership Related to NGL Processing Facility dated June 30, 1996 (the "TERM SHEET");

            WHEREAS, the Term Sheet provides that the parties thereto, or wholly owned direct or indirect affiliates of their ultimate parent companies, shall form a partnership; and

            WHEREAS, each of the parties hereto is the entity contemplated by the parties to the Term Sheet as the proposed partner of the partnership.

            NOW, THEREFORE, in consideration of the terms and mutual covenants set forth herein, the parties agree as follows:

                                  ARTICLE 1.
                          FORMATION OF A PARTNERSHIP

      1.1 FORMATION OF PARTNERSHIP. The Partners hereby agree to and do herewith form a general partnership (the "PARTNERSHIP") under the Delaware [Revised Partnership Act] (the "PARTNERSHIP ACT") for the limited purposes and scope set forth herein. Each Partner's interest in the Partnership shall be deemed personal property for all purposes herein. All real and other property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner shall individually have any direct ownership in such property.
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      1.2 OWNERSHIP INTERESTS. Subject to the terms hereof, the interest of the
Partners in the Partnership ("OWNERSHIP INTERESTS") shall be as follows:

            At the Effective Date:

                  MMBPC             49.5%
                  PMBPC             49.5%
                  OEDCP              1.0%

      1.3 PURPOSE OF PARTNERSHIP. The Partnership is formed for the limited purposes of constructing, owning and operating, or providing financing for one or more natural gas processing facilities (including, without limitations, a slug catcher) ("PROCESSING FACILITY") onshore in Mobile County, Alabama, for the removal of condensate and natural gas liquids (collectively "LIQUIDS") from natural gas, including but not limited to, activities such as (a) natural gas compression, treating, and dehydration at a Processing Facility, (b) separation, fractionation, storage, transportation and marketing of Liquids extracted at a Processing Facility and (c) purchase and transportation of natural gas as necessary for the efficient operation of a Processing Facility, with all of the preceding collectively referred to as "PARTNERSHIP OPERATIONS").

      1.4 NAME OF PARTNERSHIP. The name of the Partnership shall be Mobile Bay Processing Partners. The Managing Partner shall file the required assumed name certificates. The business and affairs of the Partnership shall be conducted solely under the name of Mobile Bay Processing Partners, and such name shall be used at all times in connection with the business and affairs of the Partnership.

      1.5 PRINCIPAL PLACE OF BUSINESS. The city in which the principal place of business of the Managing Partner is located is Denver, Colorado, which shall be the principal place of business of the Partnership.

                                ARTICLE 2.
                      RESPONSIBILITIES OF THE PARTIES

      2.1 RESPONSIBILITIES OF THE PARTIES. Each Partner is responsible for procuring any and all authorizations which it might individually require for its participation in the Partnership. The authority of the Partners to conduct business on behalf of the Partnership is limited to the authority expressly granted under this Agreement. The Partners represent and warrant that each has the legal authority to and is not prohibited from entering into the Partnership and pursuing the business thereof. Except as otherwise provided herein, each Partner may own and operate and invest in any natural gas processing system not owned or operated by the Partnership wherever located, compete with the other Partners and the Partnership, and engage in and possess business interests in ventures of any kind for such Partners' exclusive benefit, and the other Partners shall have no interest therein by virtue of this Agreement.

                                ARTICLE 3.
                MANAGEMENT AND OPERATION OF THE PARTNERSHIP

      3.1   MANAGEMENT COMMITTEE.

            (a) The management of the Partnership shall be by a committee of the representatives of the Partners (the "MANAGEMENT COMMITTEE") which shall have general discretion to manage the affairs, determine and approve the overall objectives, policies, procedure, methods and actions of the Partnership, including, but not limited to, the authority to perform those acts specifically enumerated herein, and the exclusive right to make all major policy and business development decisions. No Partner shall have authority to act for, or to assume any obligation or responsibility on behalf of the Partnership without the prior written approval of the Management Committee unless otherwise specifically provided herein.

            (b) It is hereby understood and agreed by the Partners that the day-to-day business of Partnership Operations will be delegated to the Managing Partner under the subsequent provisions of this ARTICLE 0.

      3.2   ORGANIZATION AND DUTIES OF MANAGEMENT COMMITTEE.

            (a) The members of the Management Committee shall consist of one representative of each Partner. Each Partner shall from time to time designate, by written notice to the other Partners, its representative to serve on the Management Committee, and the representative so designated shall be authorized to vote the Ownership Interest of the appointing Partner. By like notice, each Partner may designate two alternate representatives, either of whom shall have authority to act in the absence of its representative. Any Partner may at any time, by written notice to the other Partners, remove its representative or alternate representative(s) on the Management Committee and designate a new representative or alternate(s). The Management Committee representative of each Partner shall be authorized by such Partner to take any and all actions with respect to the Partnership and to act on such Partner's behalf with respect to the Partnership. The resignation or removal of a member of the Management Committee shall not invalidate any act of such member taken prior to the giving of written notice of his or her resignation or removal.

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            (b) The representative of the Managing Partner on the Management
      Committee shall be the Chairman of the Management Committee.

            (c) Meetings of the Management Committee shall be held at the principal offices of the Partnership, or such other places as may be agreed to by its members. The Chairman shall preside at all meetings of the Management Committee and shall schedule such meetings of the Management Committee as are necessary to resolve current items of business with at least two (2) business days advance written notice, which notice shall include the agenda for the meeting. Any Partner may, with at least one business day's advance written notice add items to the agenda for the meeting. If, however, the item of business is construction proposed by the Managing Partner or a Partner, then the meeting to discuss such business shall be scheduled with at least ten (10) days' advance written notice. Unless agreed to otherwise by all of the members of the Management Committee, only matters on the agenda provided with the notice of the meeting (or timely noticed by a Partner) shall be considered at the meeting. Meetings may be held by conference telephone or similar communications equipment by means of which all persons participating in the meeting can clearly hear each other simultaneously. Any Partner may call a meeting of the Management Committee by notifying the Chairman of such request and including with such notice any agenda items to be acted upon at such meeting. The Chairman shall be responsible for maintaining written minutes of all meetings.

            (d) Members of the Management Committee, or their designated alternates, may attend meetings and vote either in person, by telephone or other similar communications (confirmed in writing) or through duly authorized powers of attorney. With respect to each item of business, a quorum of the Management Committee shall consist of representatives of two or more Partners that are not Affiliates with more than fifty percent (50%) of the Ownership Interests (excluding any Partners whose voting rights have been suspended at such time or are excluded from voting pursuant to the express provisions hereof). As used in this Agreement, the term "AFFILIATE" shall mean any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with any Partner. The term "PERSON" shall include, without limitation, an individual, a corporation, a partnership, an association, a joint stock company and a trust. The term "CONTROL" (including the terms "CONTROLS", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, (1) with respect to a corporation, the ownership or other control of securities to which are attached more than fifty percent (50%) of the voting interest of all equity securities issued by the corporation,
      (2) with respect to a partnership, the ownership of more than

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      fifty percent (50%) interest in the partnership, and (3) with respect to any other person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, by contract or otherwise and (4) a "Wholly Owned Affiliate" (hereinafter defined).

            "WHOLLY OWNED AFFILIATE" shall mean with respect to a person (a) a person that owns directly or indirectly all of the outstanding Equity Interests of such person, or (b) a person all of the outstanding Equity Interests of which (other than directors' qualifying shares) are owned directly or indirectly, by either (i) a Partner or (ii) a person that owns directly or indirectly all of the outstanding Equity Interests of a Partner.

            "EQUITY INTERESTS" shall mean capital stock of a corporation or partnership interests or warrants, options or other rights to acquire capital stock or partnership interests (but excluding (a) any debt security that is convertible into, or exchangeable for, capital stock or partnership interests, and (b) any other indebtedness.

            (e) Actions taken by representatives of the required sum of the percentage Ownership Interests of the Partners, as specified for particular actions herein, at a Management Committee meeting at which a quorum is present, and for which notice either is given or is waived before or after such meeting by such representatives, shall authorize action by the Partnership. Each representative shall have a vote equal to the Ownership Interest percentage of the Partner he or she represents.

      3.3 ACTION REQUIRING MAJORITY APPROVAL. The approval of two or more members of the Management Committee that are not Affiliates representing sixty-six and two-thirds percent (66b%) or more of the Ownership Interests which are not excluded or suspended from voting under a specific provision of this Agreement ("MAJORITY APPROVAL") shall be necessary before any of the following actions can be taken on behalf of the Partnership:

            (a) Approving any Project Plan proposed by the Managing Partner for the construction or acquisition of a Processing Facility under ARTICLE 0 and any other proposals for expansions of a Processing Facility.

            (b) Approving budgets and any revisions thereto submitted by the Managing Partner pursuant to ARTICLE 0 and SECTION 0.

            (c) Selling, transferring, or leasing any of the material assets of the

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      Partnership.

            (d) Approving any interim and permanent financing agreements that are non-recourse to the Partners and the Partnership and any amendments or restructuring thereof, and mortgaging or pledging any of the material assets of the Partnership in connection therewith.

            (e) Exercising any of the other powers granted to the Management Committee under SECTION 0 or other provisions hereof which (1) are not specifically enumerated elsewhere herein as requiring less or more than a Majority Approval, or (2) not delegated to the Managing Partner under
      SECTION 0.

            (f) Selecting a nationally recognized firm of independent certified public accountants to audit the books of account of the Partnership as provided by SECTION 0 and selecting outside attorneys to represent the Partnership (except as provided in SECTION 0).

            (g) Selecting from time to time the bank or banks in which the funds of the Partnership shall be deposited by the Managing Partner, and approving the investment of available funds.

            (h) Approving contracts with vendors for goods or services involving more than $100,000 during the life of the contract or more than $20,000 during any one month.

            (i) Approving the initiation of litigation or settlement of disputes involving claims (1) of the Partnership against a third party which are in excess of $25,000 (including attorneys fees of the Partnership) or (2) of the Partnership against a Partner (provided that in the event of a proposed action against a Partner the proposed defendant Partner shall not be entitled to vote) and approving the employment of all attorneys representing the Partnership in such matters.

            (j) Determining the frequency, form and nature of reports required from contractors and the Managing Partner.

            (k) Approving any applications for or the acceptance of any necessary regulatory approvals.

            (l) Subject to SECTION 0, removing the Managing Partner and selecting

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      a new Managing Partner.

            (m) Approving, consistent with ARTICLE 0, all tax policy matters regarding the Partnership, including, but not limited to, elections relating to state and federal income taxes, preparation and filing of Partnership returns and, subject to EXHIBIT E, the handling of and participation in tax audits conducted by any governmental entity.

            (n) Approving (1) the general commercial provisions applicable to agreements for use by the Managing Partner in connection with Partnership Operations, all of which shall be set without regard to a Partner or a Partner's Affiliates' marketing, gas purchase or product sales activities; and (2) any proposals by the Managing Partner for deviations from such agreements.

            (o)   Consenting to certain Dispositions as provided in SECTION 0.

            (p) Approving any contract or agreement with any Affiliate of a Partner; provided, however, the vote of the Partner whose Affiliate is the counterparty shall be excluded in determining the requisite approval.

            (q) Approving agreements for the sale of Liquids that are not terminable at will with thirty-one (31) days notice or less.

            (r) Approving any contract or agreement that delegates certain or all of the duties of the Managing Partner to any person.

      3.4 ACTION REQUIRING SUPER MAJORITY APPROVAL. The approval of two or more members of the Management Committee that are not Affiliates representing ninety percent (90%) or more of the Ownership Interests which are not excluded or suspended from voting under a specific provision of this Agreement ("SUPER MAJORITY APPROVAL") shall be necessary before any of the following actions can be taken on behalf of the Partnership:

            (a) Approving any interim and permanent financing agreements that are recourse to the Partners and/or the Partnership and any amendments or restructuring thereof, and mortgaging or pledging any of the material assets of the Partnership in connection therewith.

            (b) Admitting new partner(s), other than as a result of a Disposition.

            (c) A merger or consolidation of the Partnership with another entity.


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            (d) A sale of all of the assets of the Partnership or a sale of a portion of the assets of the Partnership representing substantially all the market value of the assets of the Partnership.

      3.5 INDEMNIFICATION OF MANAGEMENT COMMITTEE MEMBERS. THE PARTNERSHIP SHALL DEFEND, INDEMNIFY, HOLD HARMLESS, RELEASE AND DISCHARGE THE MEMBERS OF THE MANAGEMENT COMMITTEE, INCLUDING THE ALTERNATES, AND MEMBERS OF ANY COMMITTEE ESTABLISHED BY THE MANAGEMENT COMMITTEE, AGAINST ALL ACTIONS, CLAIMS, DEMANDS, COSTS AND LIABILITIES ARISING OUT OF THE ACTS (OR FAILURE TO ACT) OF ANY SUCH PERSONS IN GOOD FAITH WITHIN THE SCOPE OF THEIR AUTHORITY IN THE COURSE OF THE PARTNERSHIP'S BUSINESS (INCLUDING THE NEGLIGENCE OF SUCH MEMBERS AND ALTERNATES), AND SUCH PERSONS SHALL NOT BE LIABLE FOR ANY OBLIGATIONS, LIABILITIES OR COMMITMENTS INCURRED BY OR ON BEHALF OF THE PARTNERSHIP AS A RESULT OF ANY SUCH ACTS OR FAILURE TO ACT FOR WHICH THEY ARE INDEMNIFIED.

      3.6 MANAGING PARTNER. The day-to-day management of the Partnership and Partnership Operations shall be administered by a managing partner, which shall be a Partner (the "MANAGING PARTNER"). The Managing Partner may delegate its duties or any part thereof, as Managing Partner, to one or more persons, pursuant to agreements approved by the requisite vote of the Management Committee; provided, however, notwithstanding such delegation the Managing Partner shall be liable jointly and severally with such persons for the performance of its obligations hereunder. PMBPC is designated as the initial Managing Partner.

      3.7 REMOVAL OR RESIGNATION OF THE MANAGING PARTNER. The Managing Partner may be discharged of its powers, duties and responsibilities as the Managing Partner and terminated as follows:

            (a) The Management Committee (without the participation of the member representing the Managing Partner or its Affiliates) may remove the Managing Partner if the Managing Partner has (1) performed or failed to perform its duties under this Agreement in a manner that is grossly negligent or in a manner that constitutes willful misconduct, as follows:

                  (i) If the Managing Partner agrees to its removal under this
            SECTION 0, then such removal shall be accomplished by written notice from the Management Committee (without the participation of the member representing the Managing Partner or its Affiliates) to the Managing Partner which shall state the name of the successor Managing Partner and the date on which the successor Managing Partner will assume the responsibilities of the Managing Partner under this Agreement. The removal shall become effective on the date that the successor Managing Partner assumes the duties of the Managing Partner.

                  (ii) If the Managing Partner does not agree to removal under this SECTION 0, then the Managing Partner's removal under this Section shall be accomplished by written notice from the Management Committee (without the participation of the member representing the removed Managing Partner or its Affiliates) to the Managing Partner, after a determination, pursuant to SECTION 0 of this Agreement or otherwise as the Partners may agree, that the Managing Partner has acted with gross negligence or in a manner that constitutes willful misconduct. Such notice shall state the name of the successor Managing Partner and the date on which the successor Managing Partner will assume the responsibilities of the Managing Partner under this Agreement. The removal shall become effective on the date that the successor Managing Partner assumes the duties of the Managing Partner.

            (b) The Managing Partner shall be deemed to have resigned if (1) the Ownership Interest of the Managing Partner and its Affiliates is reduced to less than fifteen percent (15%) (in a single transaction or in a series of transactions), during the time period it is acting as Managing Partner;
      (2) a reduction of the Managing Partner's Ownership Interest pursuant to
      SECTION 0 occurs, (3) a Change of Control occurs with respect to the Managing Partner, (4) any of the events described in SECTIONS 0, 0, 0 OR 0 occur with respect to the Managing Partner or (5) the Managing Partner withdraws from the Partnership. A "CHANGE OF CONTROL" shall mean a change of more than fifty percent (50%) (in a single transaction or series of transactions) in (1) the direct ownership of such entity (other than a transfer to a Wholly Owned Affiliate) or (2) the ownership of an entity that directly or indirectly owns such entity as its principal asset (other than a transfer to a Wholly Owned Affiliate). Promptly after the occurrence of any of such events, the Management Committee (without the participation of the member representing the removed Managing Partner or its Affiliates) shall provide to the Managing Partner a written notice which shall state the name of the successor Managing Partner and the date on which the successor Managing Partner will assume the responsibilities of the Managing Partner under this Agreement. Such resignation shall become effective on the date that the successor Managing Partner assumes the duties of the Managing Partner.

            (c) The Managing Partner, substantially contemporaneously with the submission to the Management Committee of any Operating Budget, may resign its duties as the Managing Partner by written notice to the Management Committee. The resignation shall not become effective until the successor Managing Partner assumes the duties and obligations of the Managing Partner, which the Partners shall cause to occur not later than one hundred twenty (120) days after the submission by the Managing Partner of its resignation.

            (d) In the event the Managing Partner is removed or resigns pursuant to this SECTION 0, the Managing Partner shall submit to the Management Committee a final accounting of its operations under this Agreement. At the request of the Management Committee, the departing Managing Partner shall take an inventory of all materials relating to the Processing Facility. The departing Managing Partner shall deliver to the successor Managing Partner all records, reports and data that are in its possession as the Managing Partner. Upon the delivery of such records, reports and data, the departing Managing Partner shall be released and discharged from, and the successor Managing Partner shall assume, all duties and obligations of the Managing Partner under this Agreement; provided that any liability of the departing Managing Partner that accrued prior to the effective date of the change of the Managing Partner shall, notwithstanding the release or discharge of the departing Managing Partner, continue to remain a liability of the departing Managing Partner. The former Managing Partner may retain copies of all such records, reports and data as the former Managing Partner may require, which copies will be prepared at the expense of the former Managing Partner.

            (e) If the Managing Partner is removed or resigns pursuant to this
      SECTION 0, the Management Committee shall select a successor Managing Partner by Majority Approval. The vote of the member of the Management Committee representing the Partner that was removed as the Managing Partner shall be excluded if such member does not vote or such member only votes for such removed Managing Partner to succeed itself.

      3.8 DUTIES OF THE MANAGING PARTNER. All of the Managing Partner's duties shall be performed pursuant to an approved budget as provided in ARTICLE 0. The Managing Partner will actively manage and conduct the day-to-day business of the Partnership, devoting appropriate time and talents to such management so as to conduct the business of the Partnership in a good and businesslike manner and in accordance with good and prudent practice within the industry. In connection therewith, the Managing Partner shall provide supervisory, administrative and technical services to the Partnership and shall perform such services with the same degree of diligence and care that it would exercise if the Partnership were owned solely by the Managing

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Partner. Absent express contrary direction from the Management Committee in the case of SECTIONS 0, 0, 0, 0 AND 0, or unless otherwise specified in this Agreement, the Managing Partner shall have the responsibility and authority, without the prior or subsequent approval of the Management Committee, to take or cause to be taken the following actions for and on behalf of the Partnership:

            (a) Perform the day-to-day operations of the Partnership, including overseeing the operation and maintenance of the Processing Facility and overseeing all construction activities.

            (b) Negotiate and execute gas processing, gas purchase Liquid fractionation, and Liquid sales agreements under terms of service and rates as substantially approved by the Management Committee under SECTION 0 AND 0 under which the Partnership will process gas, purchase gas, fractionate Liquids or sell Liquids.

            (c) Obtain all permits, certificates and licenses necessary for the operation and maintenance of the Processing Facility, and perform the administrative functions of the Partnership, including, without limitation, providing legal, accounting (in accordance with ARTICLE 0), engineering, planning, budgeting, reporting and other technical services, and maintain the records of the Partnership.

            (d) Perform or cause to be performed all necessary meter reading and chart calculations.

            (e) Protect and preserve the title and interests of the Partnership with respect to a Processing Facility and other assets owned by the Partnership.

            (f) Enter into Processing Facility design and construction contracts and purchase materials, equipment, rights-of-way and easements in connection with any Project Plans approved by the Management Committee.

            (g) Negotiate, enter into and supervise the performance of contracts other than those contemplated in SECTIONS 3.8(B) AND (F) and amendments thereto with third parties as may be necessary, appropriate or advisable in furtherance of the purposes of the Partnership business.

            (h) Prepare and timely make such filings with any governmental authority as may be required to construct and operate a Processing Facility.

            (i) Maintain the assets of the Partnership in good order and repair.

            (j) Prepare and furnish to governmental regulatory bodies all reports, statements and information that they may reasonably request or to which they are legally entitled concerning a Processing Facility or the Partnership.

            (k) Execute documents requiring execution by the Partnership (both those requiring approval of the Management Committee and those not requiring approval).

            (l) Initiate, defend, negotiate and otherwise handle claims against the Partnership or a Partner, the Managing Partner, or other person or entity to be indemnified by the Partnership or claims of the Partnership against third parties, where such claims (including attorneys' fees to be incurred by the Partnership) are less than $25,000 in value (including approving employment of all attorneys representing the Partnership in such matters).

            (m) Collect revenues for the Partnership (in accordance with budgets approved by the Management Committee) and make cash calls on and distributions to the Partners.

            (n) In the event of, or reasonable anticipation of, any occurrence or condition which might (1) threaten life, property or the environment,
      (2) render a Processing Facility incapable of normal operation, (3) jeopardize the investment of the Partnership in a Processing Facility or
      (4) if required in order to comply with law or an order of a governmental authority with jurisdiction over a Processing Facility, the Managing Partner shall take such steps and incur such expenses and costs as in its reasonable opinion are required to deal with such emergency or requirement without being subject to the monetary spending limits imposed on the Managing Partner herein. The Managing Partner shall report such an emergency or requirement to the Management Committee as promptly as possible.

            (o) Not later than July 15th following the end of each of the Partnership's fiscal years, furnish information necessary to prepare and file all Partnership tax returns.

            (p) Prepare Construction Budgets and Operating Budgets pursuant to SECTIONS 0 AND 0.

            (q) Provide and maintain adequate insurance coverage for the account

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      of the Partnership with a reliable insurance company(s) authorized to do business in the area of the Processing Facility in accordance with the requirements of ARTICLE 0, if reasonably available, and to charge the Partnership for the actual cost of such insurance.

            (r) Maintain the bank accounts of the Partnership, make distributions thereunder, and pay invoices for expenses accrued by the Partnership.

            (s)   Perform the functions described in the Accounting Procedures.

            (t) Perform such other acts reasonably necessary, appropriate or advisable to carry out the Managing Partner's duties under this Agreement to the extent that such acts are not matters to be voted on by the Management Committee as described in SECTIONS 0 OR 0 or other provisions hereof.

      3.9 AUTHORIZATION. Subject to the express restrictions and limitations set forth in this Agreement, the Partnership authorizes the Managing Partner to perform any and every act and duty and to exercise any and every power of the Managing Partner as authorized by this Agreement, as follows:

            (a)   To act in the name of and on behalf of the Partnership.

            (b) In the Partnership's name and on its behalf, to make, execute, acknowledge and deliver all contracts, assignments, and other agreements, instruments or documents as are contemplated in this Agreement.

            (c) Generally, to take and perform any and all actions necessary, appropriate or convenient to fulfill the obligations and duties of the Managing Partner as authorized by this Agreement.

      3.10 INDEMNIFICATION OF THE MANAGING PARTNER. THE PARTNERSHIP SHALL DEFEND, INDEMNIFY, HOLD HARMLESS, RELEASE AND DISCHARGE THE MANAGING PARTNER AND ITS AFFILIATES TO WHICH CERTAIN DUTIES UNDER THIS AGREEMENT HAVE BEEN DELEGATED AND THEIR OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES HARMLESS, WHEN ACTING AS OR FOR THE MANAGING PARTNER, AGAINST ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES AND CAUSES OF ACTION, WHETHER BASED ON TORT, BREACH OF CONTRACT OR ANY OTHER LEGAL THEORY (TO THE EXTENT THAT SUCH CLAIMS, LOSSES, LIABILITIES, DAMAGES AND CAUSES OF ACTION ARE NOT PAID BY INSURANCE CARRIED PURSUANT TO THIS AGREEMENT), ON ACCOUNT OF TAXES, LIENS, DEBTS, PERSONAL INJURIES, DEATH OR DAMAGE TO

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PROPERTY AND ALL OTHER CLAIMS OR DEMANDS OF EVERY CHARACTER ARISING OUT OF, IN
CONNECTION WITH, OR AS AN INCIDENT TO, ANY ACT OR OMISSION IN CONNECTION WITH THE MANAGING PARTNER'S OR SUCH AFFILIATES' PERFORMANCE OF ITS DUTIES AND RESPONSIBILITIES UNDER THIS AGREEMENT AS OR FOR THE MANAGING PARTNER, INCLUDING NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EXCEPT WHEN SUCH CLAIMS, LOSSES, LIABILITIES, DAMAGES AND CAUSES OF ACTION ARISE AS A RESULT OF THE MANAGING PARTNER'S OR SUCH AFFILIATES' PERFORMANCE OR OMISSION IN ACCORDANCE WITH THE INSTRUCTIONS OF THE MANAGEMENT COMMITTEE GIVEN SPECIFICALLY WITH RESPECT TO THE PRECISE MANNER IN WHICH THE MANAGING PARTNER OR SUCH AFFILIATES IS TO PERFORM THE SPECIFIED TASK) OF THE MANAGING PARTNER, SUCH AFFILIATES, OR THEIR OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES.

      3.11 THE MANAGING PARTNER'S LIABILITY. THE MANAGING PARTNER, ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES SHALL NOT BE LIABLE TO THE PARTNERSHIP OR ANY PARTNER FOR ANY LOSS OR DAMAGE SUFFERED BY THE PARTNERSHIP OR A PARTNER RESULTING FROM THE PERFORMANCE OF THE MANAGING PARTNER'S DUTIES AND RESPONSIBILITIES UNDER THIS AGREEMENT, EXCEPT WHEN AND TO THE EXTENT THAT SUCH LOSS OR DAMAGE RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE MANAGING PARTNER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES; PROVIDED THAT, WHERE SUCH LOSS OR DAMAGE ARISES AS A RESULT OF THE MANAGING PARTNER'S PERFORMANCE OR OMISSION IN ACCORDANCE WITH THE INSTRUCTIONS OF THE MANAGEMENT COMMITTEE GIVEN SPECIFICALLY WITH RESPECT TO THE PRECISE MANNER IN WHICH THE MANAGING PARTNER IS TO PERFORM THE SPECIFIED TASK, IT SHALL BE DEEMED THAT SUCH LOSS OR DAMAGE WAS NOT THE RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE MANAGING PARTNER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES.

      3.12 EXCLUSION OF SUSPENSION OF VOTE. If a Partner is excluded or suspended from voting under this Agreement, the percentage of Ownership Interests required for the applicable approval shall exclude the Ownership Interest of such Partner.

                                ARTICLE 4.
                         CONSTRUCTION/ACQUISITIONS

      4.1 FACILITIES TO BE CONSTRUCTED OR ACQUIRED. From time to time hereafter, the Partnership may agree to construct a proposed Processing Facility or acquire an existing Processing Facility, as may be approved by the Management Committee pursuant to SECTION 0.

      4.2   ENGINEERING PLAN AND PROJECT PLANS.

            (a) Prior to submission for the approval required by SECTION 0, the Managing Partner shall complete an engineering study for feasibility of the Processing Facility to be constructed or acquired. In connection with the initial Processing Facility under consideration by the Partners, until approval of a Construction Budget for the initial Processing Facility, the Managing Partner shall be authorized to incur costs on behalf of the Partnership as set forth in that certain Funding Agreement dated August 6, 1996 (the "FUNDING AGREEMENT"), and such costs are hereby approved by the Management Committee.

            (b) The Managing Partner shall prepare for approval by the Management Committee, a written description of the location of the proposed Processing Facility to be constructed or acquired, and (i) for a construction project: the specifications for the design, engineering, materials and equipment to be used in the construction of such Processing Facility to be constructed by the Partnership, as well as the estimated costs, estimated economic projections, estimated construction schedule and date of completion of such Processing Facility, or (ii) for an acquisition project the proposed purchase price, projected acquisition costs, financial projections, closing schedule and material terms of the acquisition. Upon request, the Managing Partner shall furnish to the Management Committee all documents relating to such acquisition available to the Managing Partner ("PROJECT PLAN").

            (c) From time to time, the Managing Partner shall prepare and submit within agreed reasonable time periods, Project Plans for projects as requested by the Management Committee.

      4.3 CONSTRUCTION/ACQUISITION BUDGETS AND APPROVALS. With respect to the construction or acquisition of a Processing Facility, the following procedures shall apply:

            (a) If any Project Plans are approved by the Management Committee, the Managing Partner shall submit to the Management Committee for its approval of a budget ("CONSTRUCTION BUDGET" or, in the case of an acquisition, "ACQUISITION BUDGET") stating the estimated costs that the Managing Partner expects to incur in connection with the acquisition or construction of the proposed Processing Facility. A Construction Budget shall be submitted at least sixty (60) days prior to commencement of construction of the approved Processing Facility. An Acquisition Budget shall be submitted sixty (60) days prior to the date an offer for such acquisition is to be made (or such shorter period of time available to the Partnership, if an offer is required in less than sixty (60) days).

            (b) A Construction Budget shall set forth the estimated costs and expenditures by quarterly periods, shall itemize the costs estimated in the budgets by such individual line items, and shall include such supporting documentation and data as reasonably requested by the Management Committee. An Acquisition Budget shall set forth the acquisition costs and related transaction costs, and shall include such supporting documentation and data as reasonably requested by the Management Committee.

            (c) Unless otherwise authorized by the Management Committee, construction costs or acquisition costs shall not be incurred for the construction or acquisition of any Processing Facility until a Construction Budget or Acquisition Budget, as applicable, has been approved by the Management Committee.

            (d) During the progress of any construction or acquisition, the Managing Partner shall notify the Management Committee promptly of unsatisfactory progress or of any occurrence that may cause a substantially higher cost than was estimated and approved in the applicable budget. If it appears that any aggregate of items not contemplated by the applicable budget have estimated costs in excess of five percent (5%) of the approved budget, then any such excess budgeted cost or unbudgeted cost shall not be incurred without the prior approval of the Management Committee. This approval may be oral in order to expedite action, but shall be followed immediately by written approval.

      4.4 COSTS AND PAYMENT. The Managing Partner shall keep a full and accurate account of all costs and expenses incurred in connection with the planning, design, construction, testing and placing in service or acquisition of Partnership facilities in accordance with the Accounting Procedures. The Partnership shall provide funds for all such costs and expenses in accordance with this Agreement.

      4.5 CONSTRUCTION. The Managing Partner shall direct all activities necessary to design, construct, test and place in service any facilities authorized by the Management Committee, all of which shall meet any applicable minimum federal safety standards. All equipment and materials and third-party contractors, as required, shall be obtained based on competitive bids. Unless otherwise specifically authorized in writing by the Management Committee, the Managing Partner shall require (a) a performance bond payable to the Partnership from the contractor who actually constructs Partnership facilities and (b) a payment bond, each in an amount equal to the contractor's bid for performance of the construction.

      4.6 PERMITS AND PROPERTY. The Managing Partner shall acquire, or cause to be acquired, in the name of the Partnership, or for or on its behalf, all permits, certificates, rights-of-way, leases and fee properties, and state, county and/or federal approvals and authorizations as may be necessary for the Partnership to construct, own and operate any approved facilities constructed by the Partnership. Any permits, certificates, rights of-way, leases, fee properties, approvals and authorizations acquired by the Managing Partner in its own name pursuant to this section shall be immediately assigned to the Partnership.

      4.7 INSPECTION AND TESTING. During construction of any Partnership facilities each Partner shall have the right of access to the construction site(s) and the right to inspect all phases of the construction work and all records pertaining thereto at all such times and locations as do not interfere with such construction. The Managing Partner shall advise each Partner in writing when installation of all or any portion of the Partnership facilities has been completed and the date, time and place of any testing of such Partnership facilities or any portion thereof. Each Partner shall have the option to be present and witness any and all such testing. Upon completion of the installation and testing of the Partnership facilities, the Managing Partner shall provide the Partners with "as built" drawings and data relating to engineering calculations, specifications, materials and equipment installation and testing of the Partnership facilities, and an itemized inventory and documentation of the Partnership facilities.

      4.8   PARTICIPATION IN PROJECTS IN AMI.

            (a) None of the Partners, whether directly or indirectly, through any ownership or other interest, whether through Affiliates or otherwise, shall participate in any AMI Project (hereinafter defined) without complying with the provisions of this SECTION 4.8. An "AMI PROJECT" shall mean any project included in the definition of Partnership Operations. In the event any Partner participates in an AMI Project, whether directly or indirectly, through any ownership or other interest, whether through Affiliates or otherwise ("ACQUIRING PARTNER") such Acquiring Partner shall offer, or cause to be offered, to each of the other Partners (each a "NON-ACQUIRING PARTNER") the opportunity to participate in such AMI Project on the same terms and conditions applicable to such Acquiring Partner on a pro rata basis, in the proportion that the Ownership Interest of such Partner who desires to participate in the AMI Project bears to the Ownership Interest of all Partners (including the Acquiring Partner) who desire to participate in the AMI Project.

            (b) An Acquiring Partner who participates in an AMI Project shall provide, subject to confidentiality or contractual restrictions, to the Non-Acquiring Partners written notice of such participation, together with all relevant information pertaining to the AMI Project in the possession of the Acquiring Partner (or the person through which it is participating in such AMI Project). If the Acquiring Partner has a right to make available such information to the Non-Acquiring Partners, each Non-Acquiring Partner prior to its receipt of such information shall execute a confidentiality agreement containing the same terms as the confidentiality agreement to which the Acquiring Partner is bound, unless such Non-Acquiring Partner elects not to receive such information. If the Acquiring Partner does not have the right to provide the relevant information with respect to the AMI Project to the Non-Acquiring Partners prior to the time the Acquiring Partner completes the transaction pursuant to which it would participate in the AMI Project, then the obligations of the Acquiring Partner under SECTION 4.8 to provide the Non-Acquiring Partners the opportunity to participate in such AMI Project shall be deferred until such time as the Acquiring Partner closes such transaction, at which time the Acquiring Partner shall comply with the provisions of this SECTION 4.8. Each of the Non-Acquiring Partners shall have sixty (60) days in the case of an acquisition, and one hundred twenty (120) in the case of construction, to notify the Acquiring Partner in writing of its election to participate in the AMI Project. Each such notice shall stipulate whether the Non-Acquiring Partner desires to limit its participation to its Ownership Interest in the Partnership or would be willing to acquire on a pro rata basis, in the ratio that its Ownership Interest bears to the Ownership Interests of all Partners who participate in the AMI Project. If the terms of an acquisition require a lesser period of time for the submission of an offer, the sixty (60) day response period shall be reduced to a period ending three (3) days before the submission deadline as provided by the terms as such acquisition. Failure of a Non-Acquiring Partner to respond timely shall constitute an election by such Non-Acquiring Partner not to participate in the AMI Project and failure to specify in a timely response whether a Non-Acquiring Partner elects to acquire a pro rata share of the AMI Project shall be an election to limit participation to such Non-Acquiring Partners' Ownership Interest in the Partnership.

            If all Partners agree to participate in an AMI Project, such AMI Project shall be pursued by the Partnership unless all of the Partners elect otherwise. However, if an AMI Project includes persons other than the Acquiring Partner, then such AMI Project shall be pursued pursuant to the agreements to which the Acquiring Party is obligated or, in absence of such agreements, agreements to form a limited liability company in form and substance substantially similar to this Partnership Agreement unless all the Partners otherwise agree. If less than all Partners elect to participate in an AMI Project, such AMI Project shall be pursued pursuant to such agreements as may be agreed by all of such Partners who participate in such AMI Project or, in absence of such agreement, agreements to form a limited liability company, in form and substance substantially similar to this Partnership Agreement.

                                ARTICLE 5.
                      CAPITAL CONTRIBUTIONS/FINANCING

      5.1 INITIAL CAPITAL CONTRIBUTIONS. Each Partner shall be deemed to have contributed to the Partnership the amounts it has funded or subsequently funds pursuant to the Funding Agreement.

      5.2 OTHER CONTRIBUTIONS. In order to meet the cash requirements of the Partnership in excess of the contributions made pursuant to SECTIONS 0, that have been approved in a Construction Budget, Acquisition Budget or Operating Budget, the Managing Partner may make cash calls monthly or at less frequent intervals on the Partners for required capital contributions by each of the Partners proportionate to its Ownership Interest. In addition, the Managing Partner may make cash calls for costs and expenses of the Partnership approved by the Management Committee that are not contained within an approved Construction Budget, Acquisition Budget or Operating Budget. Each cash call made pursuant to this SECTION 0 shall be in writing and shall contain the following information:

            (a)   The total amount of contributions requested from all Partners.

            (b) The amount of contribution required from each Partner, including the amount required from the Partner to whom the request is addressed.

            (c) The purpose for which the funds are to be applied in reasonable detail.

            (d) The date on which payments of the contributions shall be made by each Partner, which shall be not less than ten (10) days and not more than thirty (30) days, unless otherwise approved by the Management Committee, after the date on which the cash call is received by each Partner.

      5.3   FAILURE TO MAKE CONTRIBUTIONS.

            (a) If a Partner shall default in any of its obligations under
      SECTION 0 to make contributions to the Partnership in accordance with the terms of any call for such contributions, the Managing Partner shall immediately notify each of the Partners (a "DEFAULT NOTICE"). If the contribution has not been made by the defaulting Partner within two (2) business days after the receipt of the Default Notice, the Managing Partner shall again notify each of the Partners. Within five (5) business days after the receipt of the Default Notice, if the default has not been cured by the payment of the contribution and interest thereon (calculated as hereinafter provided) (the "DEFAULT AMOUNT"), each of the non-defaulting Partners may, in its sole discretion, pay to the Managing Partner its portion (based on the ratio that each non-defaulting Partner's Ownership Interest bears to the aggregate Ownership Interests of all non-defaulting Partners participating in such contribution (the non-defaulting Partners that so elect are herein referenced to as the "PARTICIPATING PARTNERS") of the Default Amount.

            (b) During the continuance of any payment default by any Partner, the Partner shall not be entitled to receive any cash distributions and the Participating Partners will share in all cash distributions that otherwise would have been made to the defaulting Partner on a proportionate basis based on the ratio that each Participating Partner's Ownership Interest bears to the aggregate Ownership Interests of all Participating Partners. The defaulting Partner shall not be permitted to be represented on the Management Committee or other committees, and will have its voting rights suspended, but the defaulting Partner shall continue to be liable for its obligations as a Partner under this Agreement. If a defaulting Partner cures its default within the thirty
      (30) day period described in SECTION 0, by paying to the Partnership the amount of the default and the interest thereon calculated under SECTION 0 less the amount that was distributed to the Participating Partners from the amounts that were otherwise distributable to the defaulting Partner, the amount paid shall be distributed to the Participating Partners pro rata in accordance with their Ownership Interests.

            (c) Interest shall accrue on unpaid contributions from the date that the contribution became payable until the contribution is paid at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum lawful rate.

            (d) In the event that a defaulting Partner fails to pay to the Partnership any portion of the Default Amount as provided herein on or prior to the thirtieth (30th) day after the due date for the contribution or the Participating Partners have not received from the amounts that were otherwise distributable to the defaulting Partner the Default Amount plus interest thereon as provided herein prior to the thirtieth (30th) day after the due date for the contribution, the Participating Partners may elect to (x) continue receiving the benefits of SECTIONS 0 and 0 or (y) require the Partnership to reduce the Ownership Interest of the defaulting Partner, effective on the thirty-first (31st) day after the due date for the contribution (the "ADJUSTMENT DATE"), to a percentage determined by multiplying the Ownership Interest of the defaulting Partner (as determined on the Adjustment Date) by a number equal to one minus a fraction, the numerator of which is one hundred fifty percent (150%) of the Default Amount less the amounts that have been distributed to the Participating Partners prior to the adjustment Date that were otherwise distributable to the defaulting Partner, and the denominator of which is the product of (1) the Ownership Interest of the defaulting Partner (as determined on the Adjustment Date) multiplied by (2) the aggregate amount of the Capital Accounts of all Partners on the Adjustment Date. The adjustment shall apply separately for each default on a cash call. The Ownership Interests of the Participating Partners shall be adjusted upward by the proportion of the amount of the downward adjustment made to the Ownership Interest of the defaulting Partner.

            (e) If the Participating Partners have elected the remedy provided in SECTION 0(Y), the default to which such election is related will be deemed to have been cured and the defaulting Partner will no longer be deemed a non-defaulting Partner for this SECTION 0, except for purposes of
      SECTION 0.

            (f) If at anytime or over a course of time, the Ownership Interest of a Partner is reduced by seventy-five percent (75%) or more as a result of the provisions of this SECTION 0, the defaulting Partner shall not be permitted to be represented on the Management Committee or other committees and will have its voting rights suspended, but the defaulting Partner shall continue to be liable for its obligations as a Partner under this Agreement and shall continue to have all other rights hereunder.

            (g) Notwithstanding the foregoing, the remedies provided in SECTION 0 are cumulative and are not exclusive, and in the event of a default by a Partner, the Partnership and the Partners shall be entitled to all available legal or equitable remedies.

                                ARTICLE 6.
                    OPERATING COSTS AND COMPENSATION OF
                  THE MANAGING PARTNER AND OTHER PARTNERS

      6.1   BUDGETS, APPROVALS AND AUTHORIZATIONS.

            (a) Beginning within the 1997 Calendar year, each year, the Management Committee shall approve a budget estimating costs and expenses which will be incurred in connection with the operation and maintenance of each Processing Facility ("OPERATING BUDGET"). On or before February 1, 1997, the Managing Partner shall prepare and submit for approval of the Management Committee an Operating Budget for the balance of the 1997 fiscal year of the Partnership. On or before October 1 of each year beginning with the 1997 Calendar Year, the Managing Partner shall prepare and submit for approval of the Management Committee an Operating Budget estimating the revenues, costs and expenses which will be received or incurred in connection with Partnership Operations during the next succeeding fiscal year. The Operating Budgets shall set forth the estimated costs and expenditures by quarterly periods and shall itemize the costs estimated in the budgets by such individual line items as reasonably requested by the Management Committee. All Operating Budgets shall be updated by the Managing Partner, and the Managing Partner shall furnish a copy of the updated Operating Budget to each Partner, on or before the tenth (10th) day of the first (1st) month of each Calendar Quarter.

            (b) The Management Committee shall notify the Managing Partner of its approval or disapproval of the Operating Budget within fifteen (15) days after receipt of such budget. If the Management Committee notifies or is deemed to have notified the Managing Partner of its disapproval of all or any portion of an Operating Budget, then, until the Management Committee has approved a revised budget, the Managing Partner is authorized to incur (1) costs set forth in any line item approved by the Management Committee and (2) any additional costs in connection with line items that were not approved by the Management Committee up to an aggregate amount of not more than the lesser of (x) fifty percent (50%) of the budget that was submitted by the Managing Partner but not approved by the Management Committee, less the amounts set forth in (1) above, and (y) the amount of the prior year's budget for such line item. If the Management Committee fails to notify the Managing Partner in writing of its approval or disapproval of any budget within fifteen (15) days after receipt of such budget or revised budget, then the Management Committee shall be deemed to have rejected such budget.

            (c) If, during the period covered by an approved Operating Budget, the Managing Partner determines that an adjustment to the estimated costs set forth in the approved budget is necessary or appropriate, then the Managing Partner shall submit to the Management Committee for approval an adjusted budget setting forth such adjusted or additional line items as are necessary or required. The same procedures set forth in SECTIONS 0 AND 0 with regard to the approval of annual Operating Budgets shall apply to the approval of any adjusted costs budget, except that the Managing Partner may provide for a period less than fifteen (15) days, but not less than five (5) days, in which the Management Committee shall approve or disapprove an adjusted budget, and the Management Committee's approval of an adjusted budget may be oral in order to expedite action, but such approval shall be followed immediately with written approval.

            (d) The Managing Partner is authorized to incur costs in excess of the amount budgeted in an approved budget or adjusted budget, and the Managing Partner is authorized to incur costs in connection with an unbudgeted item; provided that the Managing Partner may not incur such excess or unbudgeted costs in a total amount greater than fifteen (15) percent of the total amount set forth in the approved budget or adjusted budget, without the approval of the Management Committee. In addition, if any line item variance from the budgeted amount exceeds an amount equal to the greater of fifteen percent (15%) of the budgeted cost for that item or $50,000, or if the cost of an unbudgeted item exceeds the lesser of fifteen percent (15%) of the total applicable budget or $50,000, then the Managing Partner shall advise the Management Committee in the next quarterly budget of any such variance from the approved budget, and the Managing Partner also shall provide the Management Committee with an explanation of the reason for such variance.

      6.2 BUSINESS PLAN. Contemporaneously with the submission by the Managing Partner of the Operating Budget, the Managing Partner shall submit a business plan for the next fiscal year and subsequent two (2) years that includes anticipated new processing and fractionation activity for such years, anticipated revenues for such years, anticipated capital expenditures for such years, anticipated cash calls during such years, and anticipated cash distributions during such years.

      6.3 COSTS AND PAYMENT. The Managing Partner shall keep a full and complete account of all costs and expenses incurred by it in connection with the operation and maintenance of each Processing Facility in accordance with the Accounting Procedures included in the Construction and Operation Agreement (hereafter defined) (the "ACCOUNTING PROCEDURES"). The Partners shall provide funds for all costs incurred in connection with the operation and maintenance of the Processing Facility in accordance with ARTICLE 0 of this Agreement.

      6.4 PARTNERS' COOPERATION. Each Partner shall provide such documentation as is required to perform the accounting set forth in the Accounting Procedures.

      6.5 COMPENSATION OF THE MANAGING PARTNER. The Partnership shall compensate the Managing Partner as provided in the Construction and Operation Agreement to be executed by the Partnership, the Partners and an Affiliate of PMBPC (the "CONSTRUCTION AND OPERATION AGREEMENT").

                                ARTICLE 7.
                       ALLOCATIONS AND DISTRIBUTIONS

      7.1   REVENUE DISTRIBUTION.

            (a) The Managing Partner shall deposit, or cause to be deposited, all monies due to the Partnership and payable by third parties in a bank account of the Partnership. Except as otherwise specifically provided in this Agreement or in related agreements associated with the financing of the Partnership, the Managing Partner shall pay, from those monies received, all expenses accrued by the Partnership on a current basis. At least monthly, by the last day of each month (commencing the first month after the receipt by the Partnership of its first revenues), all cash funds of the Partnership, other than funds provided by capital contributions which shall not be distributed, that the Management Committee reasonably determines are not needed for the payment of current Partnership obligations or significant Partnership expenditures known by the Managing Partner to be payable within the next ninety (90) day period shall be distributed to the Partners in proportion to their respective Ownership Interests.

            (b) The distributions provided in this Section are subject to the rights of the Participating Partners under SECTION 0 to receive the distributions otherwise payable to a defaulting Partner.

            (c) Notwithstanding the foregoing or any other provision contained in this Agreement, (1) the Partnership may retain such insurance proceeds and other amounts as the Management Committee shall reasonably determine are necessary to pay Partnership liabilities and expenses and to restore, preserve and protect Partnership property upon the occurrence of an accident, catastrophe or similar event or to comply with all applicable environmental laws, ordinances, rules and regulations, and (2) the Partnership may retain amounts, as determined by the Management Committee, for the purpose of creating a reserve from which to pay the remainder of
      (i) the Partnership's share of the estimated cost of abandoning any facilities owned by the Partnership minus (ii) the Partnership's share of the estimated fair market value of any salvageable materials, supplies, equipment and other personal property or fixtures located on or used in connection with the Partnership's facilities in excess of the Partnership's share of the estimated cost of salvage of such items.

      (d) All Partnership distributions shall be charged to each Partner's Capital Account.

      7.2 INCOME TAX ALLOCATIONS. Subject to any special allocations required by Treasury Regulations Sections 1.704-2(b), 1.704-2(i), and 1.704-2(j)(2)(ii), relating to deductions and gains attributable to Nonrecourse Deductions and Partner Nonrecourse Deductions (as those terms are defined in such Regulations), the Partnership's items of income, gain, loss, deduction, and credit shall be allocated among the Partners in each taxable year (or portion thereof) in the same ratio in which Profits or Losses are allocated as provided below:

            (a) Profits for any taxable year (or portion thereof) shall be allocated in the same ratio as the Partners are entitled to distributions from the Partnership under SECTION 0 hereof.

            (b) Losses for any taxable year (or portion thereof) shall be allocated among the Partners in proportion to their respective Ownership Interests for such taxable year (or portion thereof).

            (c) As used herein, "PROFITS" and "LOSSES" mean, for each taxable year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code
      Section 703(a) (for this
      purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (1) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of Profits and Losses shall be added to such income or loss for the purpose of determining Partner Capital Accounts;

                  (2) Any expenditures of the Partnership described in Code
            Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition of Profits and Losses, shall be subtracted from such income or loss for the purpose of determining Partner Capital Accounts;

                  (3) In the event the Gross Asset Value of any Partnership
            asset is adjusted as required by the terms of the definition of Gross Asset Value hereof, the amount of such adjusted Gross Asset Value shall be taken into account in accordance with Regulation
            Section 1.704-1(b) for the purpose of determining Partner Capital Accounts;

                  (4) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of in accordance with Regulation Section 1.704-1(b) for the purpose of determining Partner Capital Accounts, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, for the purpose of determining Partner Capital Accounts there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein; and

                  (6) Notwithstanding any other provision of this definition of
            Profits and Losses, any items which are specially allocated pursuant to this SECTION 0 shall not be taken into account in computing Profits or Losses but shall be taken into account in computing Partner Capital Accounts.

            (d) As used herein, "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (1) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the other Partners;

                  (2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (i) the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership assets as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations
            Section 1.704-1(b)(2)(ii)(g); PROVIDED, however, that adjustments pursuant to CLAUSES (I) AND (II) hereof shall be made only with the consent of all the Partners;

                  (3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the Partnership; and

                  (4) The Gross Asset Value of Partnership assets shall be
            increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
            Section 1.704-1(b)(2)(iv)(m) and SECTION 0 hereof.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the provisions of this SECTION 0, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

            (e) As used herein, "DEPRECIATION" means, for each taxable year, or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to any asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partnership.

      7.3 CURATIVE AMENDMENT. Notwithstanding any other provision of this Agreement, the allocations shall affect an allocation for federal income tax purposes in a manner consistent with Section 704(b) and the regulations promulgated thereunder. If for any reason the allocations conflict with the regulations under Section 704(b), the Partner designated as the Tax Matters Partner may amend these provisions to the extent necessary to reflect allocations consistent with the regulations.

      7.4 SECTION 704(C). In accordance with Internal Revenue Code ' 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, shall, solely for tax purposes, be allocated between the Partners so as to take account of any variation between the adjusted basis to the Partnership for federal income tax purposes and its fair market value. The Partners agree to use the traditional method with curative allocations under Regulation Section 1.704-3(c) for this purpose.

      7.5 TRANSFERS. The allocation of items of income, gain, loss, deduction and credit attributable to a partnership interest that is assigned during the year will be done in accordance with Section 706(d). If more than one method is permitted, the Tax Matters Partner can determine the method of allocation, taking into account both the desire to match income and deductions and ease of administration.

                                ARTICLE 8.
                                ACCOUNTING

      8.1 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

      8.2 BOOKS OF ACCOUNT. The books of account of the Partnership shall be kept and maintained, so far as is practicable, at the principal place of business of the Managing Partner, or, if requested by the Managing Partner, at such other place or places as may be approved by the Management Committee from time to time. The books of account shall be maintained in accordance with generally accepted accounting principles, consistently applied, and shall show all items of investment, income and expense. Each of the Partners shall have reasonable access to the books, records, data and information of the Partnership (including information maintained by the Managing Partner) at any time during normal business hours. Monthly statements of income and expense shall be prepared by the Managing Partner and shall be furnished to the Partners along with a statement of cash distributions made in accordance with ARTICLE 0. As soon as practicable, but not later than July 15th following the end of each of the Partnership's fiscal years, the Managing Partner shall cause to be delivered to each Partner such federal, state and local income tax returns and such other tax accounting information and schedules as shall be necessary for the preparation by each Partner of its income tax returns for such fiscal year. As soon as practicable, but not later than one hundred twenty (120) days following the end of each of the Partnership's fiscal years, the Managing Partner shall cause to be delivered to each Partner a profit and loss statement, a statement of cash flows for such fiscal year, a balance sheet and a statement of each Partner's capital account as of the end of such fiscal year together with an audit report thereon by a nationally recognized firm of independent certified public accountants selected by the Management Committee.

      8.3 CAPITAL ACCOUNTS. A capital account ("CAPITAL ACCOUNT") shall be established and maintained for each Partner. Each Partner's Capital Account shall be maintained in the following manner:

            (a) To each Partner's Capital Account there shall be credited the amount of cash and Gross Asset Value of any asset contributed to the Partnership by such Partner, such Partner's distributive share of Profits, any items in the nature of income or gain which are specially allocated pursuant to SECTION 0 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset of the Partnership distributed to such Partner.

            (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, any items in the nature of expenses or losses which are specially allocated pursuant to SECTION 0, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

            (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Partnership.

            (d) In determining the amount of any liability for purposes of this definition of Capital Accounts, there shall be taken into account Code
      Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts and allocations are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

      8.4 SURVIVAL OF TAX PROVISIONS. The provisions of this Agreement relating to tax matters shall survive the termination of this Agreement and the termination of any Partner's interest in this Partnership and shall remain binding on the Partner for the period of time necessary to resolve with any federal, state and local tax authorities any tax matter regarding the Partnership.

      8.5 AUDIT. Each Partner shall have the right at any time during and up to twenty-four (24) months after the close of any fiscal year, but not more than once in any twelve (12) month period, to audit, examine and make copies of or extracts from the books of account or any other records of a Partner, the Managing Partner, or the Partnership relating to the Partnership pertaining to that fiscal year. Such right may be exercised during normal business hours through any agent or employee of a Partner or the Managing Partner designated by the Partner or the Managing Partner or by an independent certified public accountant designated by the Partner or the Managing Partner. Such Partner or the Managing Partner, as applicable, shall bear all expenses incurred in any such examination or audit.

                                ARTICLE 9.
                           TERM AND TERMINATION

      9.1 TERM. The Partnership shall continue in existence for a primary term of thirty (30) years from the Effective Date and thereafter for successive periods of one year; provided, that any Partner may elect to dissolve the Partnership and this Agreement as of the end of such thirty (30) year period or as of December 31 of each year after such 30-year period by giving the other Partners written notice of such election not less than one year prior to the date such termination is to take effect.

      9.2 VOTE TO DISSOLVE. By Super Majority Approval, the Partners may elect to dissolve the Partnership and terminate this Agreement at any time during the term hereof.

      9.3 OTHER REASONS FOR DISSOLUTION. The Partnership shall automatically and without notice be dissolved upon the happening of any of the following events (unless the applicable event is listed in SECTIONS 9.3 (A), (B), (C), (D) OR (G) and, on or before ninety (90) days after the occurrence of such event, all of the unaffected Partners waive such event in writing and elect not to dissolve the Partnership).

            (a) Proceedings shall be commenced by or against any of the Partners (or general partner of a Partner) for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension; and, if such proceedings have been commenced by a person other than a Partner against any Partner (or general partner of a Partner), such proceeding shall not have been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as such stay shall continue in force or such ineffectiveness shall continue) within ninety (90) days after such proceedings shall have been commenced.

            (b) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of a Partner (or general partner of a Partner) or of a substantial part of a Partner's property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of ninety (90) days, or any substantial part of the property of a Partner (or general partner of a Partner) shall be sequestered or attached and shall not be returned to the possession of such Partner (or general partner of a Partner) or released from such attachment within ninety (90) days thereafter.

            (c) A Partner (or general partner of a Partner) shall make a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due.

            (d) The filing of a certificate of dissolution by a Partner (or general partner of a Partner) under the laws of the State of its incorporation or partnership, or the entering of a final order dissolving any Partner by any court of competent jurisdiction.

            (e) The sale or abandonment of all or substantially all of the Partnership's business and assets.

            (f) Any event which shall make it unlawful for the business of the Partnership to be carried on or for the Partners to carry on such business in partnership.

            (g)   A Partner withdraws from the Partnership.

      9.4   WINDING UP.

            (a) Upon a dissolution of the Partnership, the Partners shall undertake the sale or abandonment of all of the Partnership's business and assets, and each Partner shall bear its proportionate share (based on each Partner's Ownership Interest) of all costs and expenses incurred in connection with winding up the Partnership business and with abandonment or sale of the Processing Facility. In the event of dissolution, the Managing Partner, or if the Managing Partner caused the dissolution, then whichever Partner chosen by the Management Committee, shall be the liquidator of the Partnership. The Management Committee shall determine, among other things, arrangements with creditors, the extent to which assets should be sold or distributed in kind and the amount of any reserve for contingent liability. After the Partnership shall be dissolved pursuant to the provisions of this ARTICLE 0, the Managing Partner shall continue to exercise the powers vested in it by this Agreement and continue Partnership Operations in the normal course to the extent appropriate for the purpose of winding up the business of the Partnership and liquidating the assets thereof in an orderly manner, but the Managing Partner shall engage in no new business on behalf of the Partnership during the period of such winding up.

            (b) After the payment of debts or otherwise providing for the liabilities of the Partnership, the liquidator will distribute any remaining assets of the Partnership as follows:

                  (1) Cash or cash equivalents shall be distributed (i) first, to the Partners in proportion to their respective positive Capital Account balances, if any, and (ii) second, to each Partner in proportion to its Ownership Interest.

                  (2) Interests in the Processing Facility and other tangible assets shall be sold by the liquidator on such terms as are approved by the Management Committee, or if the Management Committee elects not to sell any such assets, or if such sale is not consummated within a period deemed reasonable by the Management Committee, such assets shall be distributed to each Partner in proportion to its Ownership Interest, and each Partner shall execute an operating agreement governing operation of such assets containing operating and economic terms substantially similar to these contained in this Agreement.

            (c) On liquidation of the Partnership or a Partnership interest within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), each Partner having a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the fiscal year of the liquidation) shall contribute to the Partnership the amount necessary to restore the deficit balance in such Capital Account to zero in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(3). Such contribution shall be made no later than the end of the taxable year in which the liquidation occurred (or, if later, within ninety (90) days after the date of liquidation). The contribution shall not be used to pay nonrecourse liabilities but shall be used to pay any other Partnership liabilities and then shall be distributed to the other Partners in accordance with the positive balance in such Partners' Capital Accounts.

            (d) No dissolution of the Partnership shall relieve any Partner from any obligation accruing or accrued prior to the date of such dissolution or as a result of such dissolution or deprive any Partner not in default hereunder of any remedy otherwise available to it.

            The term "DISSOLUTION" as used in this Agreement shall mean "an event requiring a winding up" as such terms are used in the Partnership Act.

      9.5   WITHDRAWAL.

            (a) A Partner (herein called a "WITHDRAWING PARTNER") shall have the right to withdraw from the Partnership at any time by giving written notice (herein called "WITHDRAWAL NOTICE") to the other Partners and to the Partnership. In the event of such withdrawal, the Partnership shall retain all contributions theretofore made by the Withdrawing Partner. In addition, such Withdrawing Partner, regardless of the time of the delivery of the Withdrawal Notice shall pay to the Partnership its share of all cost, expense, obligation and liability that (1) were accrued or otherwise attributable to the period prior to the time of the giving of the Withdrawal Notice, (2) were incurred prior to the time of the giving of the Withdrawal Notice regardless of the periods of time to which such cost, expense, obligation and liability relates, including any obligations attributable to the work performed or actions taken or authorized by the Management Committee or the Managing Partner prior to the time of the giving of the Withdrawal Notice, and (3) are to be incurred by the Partnership as a result of actions taken or authorized by the Management Committee or the Managing Partner prior to the time of the giving of the Withdrawal Notice (the "WITHDRAWING PARTNER OBLIGATIONS"). The Withdrawing Partner shall post a deposit in an amount set by the Management

      Committee (without the Withdrawing Partner voting thereon) to cover the Withdrawing Partner's share of the estimated future demobilization costs (including environmental clean-up costs) and Partnership liquidation costs. The deposit will be applied to the Withdrawing Partner's actual share of such costs when they are ultimately incurred with the Withdrawing Partner remaining liable for its share of the ultimate costs if they are greater than the deposit. If the deposit is greater than the Withdrawing Partner's actual share, the difference will be refunded. Withdrawal shall
      (1) be effective as of the date of giving of the Withdrawal Notice (I.E., latest date received by all Partners and the Partnership), (2) terminate the Withdrawing Partner's status as a Partner, (3) forfeit all voting rights of the Withdrawing Partner in Partnership affairs, (4) terminate all representation of the Withdrawing Partner on the Management Committee and other Partnership committees, and (5) result in a pro rata increase of the remaining Partners' Ownership Interests based on the ratio of their then present Ownership Interests. The non-Withdrawing Partners shall indemnify and hold harmless the Withdrawing Partner, against any costs, expenses, obligations and liabilities of the Partnership that are attributable to periods after the effective date of the withdrawal other than Withdrawing Partner Obligations and demobilization costs and liquidation costs.

            (b) If the Management Committee approves a Project Plan or Construction Budget for the initial Processing Facility (other than a slug catcher) to be constructed pursuant to this Agreement by requisite approval, a Partner who does not vote to approve such Project Plan or Construction Budget shall be deemed to have withdrawn from the Partnership effective on the date of such vote and the provisions of this SECTION 0 shall be applicable to such Partner; provided, however, notwithstanding any provision of SECTION 0 of this Agreement to the contrary, such Withdrawing Partner shall not be entitled to reimbursement of any funds previously contributed to the Partnership, such Partner shall not be liable for any demobilization costs and liquidations of the Partnership, and the Partners who approve such Project Plan or Construction Budget shall be deemed to have elected to reconstitute the Partnership.

      9.6 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provision of this ARTICLE 0, in the event the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) but no actual liquidation has occurred, the property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts, and if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Partners shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed the property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

                                ARTICLE 10.
                    OPTION AND PRIOR RIGHT TO PURCHASE.

      10.1  DISPOSITIONS.

            (a) Each Partner agrees that it shall not sell, transfer, assign or in any way alienate all or any portion of its Ownership Interest in the Partnership or any right or interest therein, whether voluntarily or by operation of law, or by gift, merger, consolidation, a Change of Control or otherwise, (hereinafter referred to as "DISPOSE" or a "DISPOSITION"), except for a Disposition which complies with the requirements of this
      SECTION 0.

            (b) Subject to the express provisions of SECTION 0 below excepting certain Dispositions, should any Partner decide to Dispose of any portion of its Ownership Interest in the Partnership directly or indirectly, such Partner (the "SELLING PARTNER") shall first give written notice to the other Partners (the "NON-SELLING PARTNERS") of its intent to Dispose of its interest and of the quantum interest be Disposed. Each of the Non-Selling Partners shall have the right to make an offer in writing to purchase the Ownership Interest offered to be Disposed. Each Non-Selling Partner shall have the right to make an offer for a portion of the Ownership Interest offered to be Disposed in proportion that its Ownership Interest bears to the Ownership Interest of all of the Non-Selling Partners who elect to make such offer. Such offer must be made on or before fifteen (15) days after the date of receipt of notification of intent to transfer by the Selling Partner. The Selling Partner may, in its sole discretion, elect to either accept or reject any such offer by notifying the Non-Selling Partner of its election writing on or before fifteen (15) days of its receipt of the written offer. If the Selling Partner accepts the offer of one or more Non-Selling Partners, the Non-Selling Partners whose offer have been accepted shall have forty-five
      (45) days from receipt of notification of acceptance to complete their respective purchases. Should the Selling Partner reject an offer of a Non-Selling Partner or not receive timely an offer from a Non-Selling Partner, the Selling Partner shall have the right for a period of one hundred eighty (180) days following the expiration of the fifteen (15) day period referred to above, to Dispose to a third party that portion of its

      Ownership Interest covered by such offer subject, however, in the case in which an offer had been made by a Non-selling Partner, to a minimum price requirement equivalent to the highest rejected offer of the Non-Selling Partners.

            (c) The other provisions of this SECTION 0 shall not apply to (1) a sale or transfer of all of Partner's Ownership Interest to a Wholly Owned Affiliate, in which case, the Selling Partner shall be jointly and severally liable with such Wholly Owned Affiliate for all of its obligations under this Agreement; (2) a sale or transfer to a publicly traded entity formed for the purpose of acquiring (directly or indirectly) the Ownership Interest of the Selling Partner, nor (3) the acquisition of additional Ownership Interests by OEDCP pursuant to that certain Option Agreement executed contemporaneously with this Agreement.

            (d) In cases where all or a portion of the consideration to be received in connection with a Disposition is other than cash, (including property, note, defined cash payment or other non-cash assets), the cash value of that consideration shall be determined: (1) by mutual agreement of the Selling and Non-Selling Partners involved in the transaction or (2) failing such mutual agreement, within three (3) business days following receipt by either the Non-Selling Partner or Selling Partner of a notice to the other that it desires such determination to be made by independent appraisal (to be obtained at the sole cost of the Selling Partner), by a qualified independent appraiser selected by mutual agreement of the Selling and Non-Selling Partners, or (3) failing mutual agreement for the selection of an independent appraiser within three (3) business days after the receipt of the notice referenced in (2), by independent appraisal (obtained at the sole cost of the Selling Partner) by a qualified appraiser selected by the Chief Judge of the United States District Court for the Southern District of Texas, or in the event such judge disqualifies himself or herself, the most senior judge of such court who does not disqualify himself or herself.

            (e) Any Disposition other than (1) a Disposition to a Non-Selling Partner whose offer has been accepted as provided in SECTION 10.1(B), or
      (2) those referenced in SECTION 0 shall require Majority Approval, excluding the vote of the Selling Partner. Such Majority Approval shall not be unreasonably withheld. A Selling Partner shall request the Non-Selling Partners in writing to approve such Disposition. Within five
      (5) business days after receipt of such notice by each Non-Selling Partner, such Non-Selling Partner shall notify the Selling Partner in writing whether or not it approves such Disposition. Failure by a Non-Selling Partner to timely notify the Selling Partner shall be deemed approval of the Disposition. If any Partner elects to not approve such Disposition, it shall specify the reasonable grounds upon which it is objecting to such Disposition. Failure to specify such grounds shall be deemed an election by such Partner to approve the Disposition.

                                ARTICLE 11.
                                   TAXES

      11.1  TAXES.

            (a) The Managing Partner shall cause to be paid all valid applicable taxes and fees, other than local, state and federal income taxes, levied upon the Partnership or in connection with its operations, including but not limited to sales, use, excise and property taxes. To the extent not paid from Partnership funds, the Managing Partner may make cash calls on each Partner for its proportionate share of all such payments. The Managing Partner shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for such taxes and pay all such taxes assessed thereon before they become delinquent. If any tax assessment is considered unreasonable by the Managing Partner, it may at its discretion protest such valuation or make payment under protest within the time and manner prescribed by law, and it may at its discretion prosecute, or not prosecute, the protest to a final determination. When any such protested valuation or payment shall have been finally determined, the Managing Partner shall pay from Partnership funds the assessment on the Partnership, if any such remains unpaid, together with costs of protest or prosecution and any interest and penalty accrued.

            (b) The Partners intend that the Partnership shall be treated as a "partnership" for income tax purposes, and the Partners agree to take all actions, including the amendment of this Agreement and the execution of such other documents as may be required to qualify for and receive such tax treatment. The Managing Partner shall be the Tax Matters Partner of the Partnership as described in '6231(a)(7) of the Internal Revenue Code of 1986 (the "CODE") ("TAX MATTERS PARTNER"). The Tax Matters Partner shall prepare and file all federal, state and municipal income tax returns to be filed on behalf of the Partnership on an accrual basis. The Tax Matters Partner shall inform all Partners of all matters which may come to its attention in its capacity as Tax Matters Partner by giving them notice thereof within fifteen (15) days after becoming so informed. All Partnership elections for federal, state and municipal tax purposes shall be determined by the Tax Matters Partner. All Partners shall be entitled to participate in any IRS proceedings at their expense. The Tax Matters Partner on behalf of the

      Partnership shall make the election under Section 754 of the Code. The affairs of the Partners and the Partnership with regard to Federal income taxes shall be subject to the terms and conditions of EXHIBIT D attached hereto.

                                ARTICLE 12.
                           INSURANCE AND LOSSES

      12.1 INSURANCE. Unless otherwise directed by the Management Committee, the Managing Partner shall obtain and maintain for the protection and benefit of the Partnership and itself the following minimum insurance coverage:

            (a) Worker's Compensation Insurance to cover the Managing Partner's or its Affiliates' employees performing services for the Partnership in accordance with the requirements of the laws of the State where such employees are performing services or other applicable state and Employer's Liability Insurance with limits of not less than $1,000,000 aggregate for each accident and $1,000,000 aggregate for each disease. The Managing Partner or its parent, subsidiary or other affiliated companies shall diligently proceed to acquire Worker's Compensation Insurance and Employer's Liability Insurance that permit endorsement of such policies to include alternate employer/borrowed servant coverage and shall provide such endorsement to the Partners.

            (b) Commercial General Liability Insurance with limits of not less than $5,000,000 combined single limit for personal injury and property damage, endorsed to provide contractual liability, completed operations, explosion, collapse and underground damage hazards.

            (c) Automobile Public Liability Insurance with limits of $1,000,000 combined single limit for personal injury and property damage.

            (d) Property insurance for equipment with limits of not less than replacement cost the insured equipment.

      Each policy of insurance obtained pursuant to the provisions of SECTIONS 0, 0 AND 0 of this Section shall provide by endorsement or otherwise that the provisions of the policy are extended to cover the interests of the parties hereto. Each policy of insurance pursuant to the provisions of SECTIONS 0, 0 AND 0 shall contain an endorsement providing that insurance carriers shall have no right of subrogation against the Partners, their respective parents, subsidiaries, and affiliated companies and shall name the Managing Partner and the Partners and their respective parents, subsidiaries and affiliated companies as additional insureds. In the event that the Managing

Partner contracts with a third party for the provision of any service or services for the Partnership, that third party shall be required to carry insurance with subrogation waivers equal to or in excess of the requirements herein and, except for the operator under the Construction and Operation Agreement whose liability shall be governed by the provisions of the Construction and Operation Agreement, shall be required unless waived by the Management Committee to contractually indemnify and hold harmless the Partnership from tort liability arising from its performance and the negligence of the Partners, Partnership and their respective parents, subsidiaries and affiliated companies and on all policies name the Managing Partner and the Partners and their respective parents, subsidiaries and affiliated companies as additional insureds. The Managing Partner shall furnish to the Partners a certificate covering each policy of insurance required to be obtained pursuant to this Section. The Managing Partner may settle or defend any insured or uninsured claims on behalf of the Partnership subject to the monetary limits in
ARTICLE 0 or, if applicable, subject to approval of the Management Committee.

      12.2 COST OF INSURANCE. The Managing Partner shall submit a statement to the Partnership of insurance premium costs and expenses associated with the insurance policies provided hereunder. The Partnership shall promptly reimburse the Managing Partner for such costs and expenses.

      12.3 INDEMNIFICATION OF PARTNERS. Except as provided in SECTION 0, (1) all liability, loss, damage, claim or expense for which the Partnership is responsible and not covered by insurance or in excess of insurance actually carried shall be borne by the Partners proportionately based on their Ownership Interests, and (2) the Partnership shall indemnify and hold harmless each Partner against any claim made against any of them by a third party alleging liability while acting on behalf of the Partnership in accordance with this agreement or based on the Partner's status as a Partner, together with the costs reasonably incurred for the defense of such claim, except with respect to such claims that arise from gross negligence or willful misconduct. The indemnified party shall be indemnified and reimbursed first from the assets of the Partnership. In the event that the amount of such indemnity or reimbursement exceeds the amount available from the assets of the Partnership, each Partner shall severally contribute its proportionate share of the excess based on its Ownership Interest.

      12.4 LOSS OF OR DAMAGE TO PARTNERSHIP PROPERTY. The Partners shall be responsible in proportion to their respective Ownership Interests for any casualty loss of or damage to Partnership property for which the Partnership is not covered by insurance, unless such loss or damage is caused by the gross negligence or willful misconduct of a Partner, and in such case, such Partner shall be liable therefor.

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                                ARTICLE 13.
                  INVOLUNTARY DISSOLUTION AND CONTINUANCE

      13.1 CONTINUANCE OF RELATIONSHIP. It is understood and agreed by each of the Partners that the relationship among them shall be a Partnership until such relationship is either specifically terminated by the written consent of all of the Partners or by one of the provisions hereof. If, notwithstanding such understanding and agreement, the Partnership may be deemed terminated or dissolved by operation of law, each of the Partners hereby covenants and agrees that:

            (a) The business and affairs of the Partnership shall continue without interruption and be carried out by a new partnership upon the approval of a majority of the Partners (the "SUCCESSOR PARTNERSHIP").

            (b) The Partners of the Successor Partnership shall be the Parties who were Partners hereunder at the time of such termination or dissolution, and the Successor Partnership and the Partners thereof shall be governed by the terms of this Agreement as if the Successor Partnership were the Partnership.

            (c) Each of the Partners shall execute such further agreements including notes, notations and accommodations as may be necessary to continue the business of the Partnership and to protect and perfect any lien or security interest granted by the Partnership.

            (d) Notwithstanding the foregoing, if for any reason the business and affairs of the Partnership cannot be carried out as a Successor Partnership and any Partner determines to proceed with the business of the Partnership, then the other Partners at the time of dissolution shall be entitled to join with such Partner in such other entity or entities as may be used to own and operate the business of the Partnership, to the same extent and on a similar basis as provided in this Agreement, taking full account of the respective capital contributions theretofore made by such Partners to the Partnership.

                                   ARTICLE 14.
                                  MISCELLANEOUS

      14.1 LAWS AND REGULATIONS. This Agreement and all operations hereunder shall be subject to all valid and applicable federal and state laws and to the valid and applicable orders, laws, rules and regulations of any state or federal authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, law, rule or regulation in any forum having jurisdiction in the premises.

      14.2 CONTROLLING LAW. THIS AGREEMENT SHALL BE GOVERNED, INTERPRETED AND CONSTRUED UNDER THE STATUTORY AND COMMON LAW OF THE STATE OF
DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      14.3 FORCE MAJEURE. Performance, other than to make payments due, under this Agreement by any party shall be excused in the event such performance is prevented by war, blockades, insurrection, strikes or differences with workers, riots, disorders, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, blowouts, explosions, breakage or accident to machinery or lines of pipe, acts of God or of the public enemy, acts of governmental authorities, state and federal regulations, inability or delay in obtaining rights-of-way, permits, easements or material and, without limitation by enumeration, any other cause or happening whether of the kind enumerated herein or otherwise not reasonably within the control of such party; provided, however, that performance shall be resumed within a reasonable time after such cause has been removed; and provided further, that no party shall be required against its will to adjust any labor dispute.

      14.4 NOTICES. Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be given by personal delivery, or by mail, overnight courier or facsimile with all postage and charges prepaid to the Managing Partner or Partner affected by such notice at the place designated. Notices shall be considered as duly delivered upon actual receipt by the addressee. Normal operating instructions can be made by telephone. Unless changed by notice in writing to the Managing Partner and all Partners, the addresses of the parties are as follows:

            MMBPC:      MCNIC Mobile Bay Processing Company
                        c/o Pipeline & Processing Group, Inc.
                        150 W. Jefferson, Suite 1700
                        Detroit, Michigan 48226
                        Attention:  Vice President

            OEDCP:      OEDC Processing, L.P.

                        1400 Woodloch Forest Drive, Suite 200
                        The Woodlands, Texas 77380
                        Attention:  Vice President of OEDC, Inc.

            PMBPC:      PanEnergy Mobile Bay Processing Company
                        5718 Westheimer, Suite 2000
                        Houston, Texas 77057
                        Attention:  Vice President, Offshore

      Partnership:      Mobile Bay Processing Partners
                        c/o PanEnergy Mobile Bay Processing Company
                        370 17th Street, Suite 900
                        Denver, Colorado 80202
                        Attention:  Senior Vice President, Gulf Coast

      Any notice given hereunder shall be provided to all Partners.

      14.5 CONFIDENTIALITY. The Partners (including Withdrawing Partners) shall ensure that any information regarding the business, assets, customers, processes and methods of the Partnership or the other Partners that it may learn in the course of negotiations for or performance under this Agreement (a) is treated by it in strict confidence, (b) is not disclosed in any manner to any Person other than an Affiliate of a Partner, a lender to or an accountant, attorney or representative of such Partner or Affiliate who needs to know such information, or as may be required by law or for tax purposes and (c) is not used by such Partner or any of its Affiliates for any purpose other than for the exclusive benefit of the Partnership or to comply with law, tax purposes or legal process. In addition, such information may be disclosed by a Partner to a person only if and to the extent that such information (a) is known to such person prior to learning of it from the Partner, (b) is obtained, whether directly or indirectly, by such person from a source other than such Partner (or any of its Affiliates) that (1) did not require such person to hold such secrets or information in confidence and (2) did not limit or restrict such person's use thereof, (c) is disclosed for legal, regulatory or tax purposes or (d) becomes public knowledge otherwise than through the Partner (or any of its Affiliates) seeking to use or disclose such information. Notwithstanding the foregoing, no Partner shall disclose any information if such disclosure would cause a breach of, or violate the terms of, any agreement to which the Partnership is subject.

      A disclosure by a Partner to its employee who is also an employee of an Affiliate of such Partner or who performs services for an Affiliate of such Partner shall not violate the provisions of this SECTION 14.5, provided the information so disclosed is not used for any purpose other than the exclusive benefit of the Partnership, or to comply with law, tax purposes or legal process.

      14.6 INURING CLAUSE. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

      14.7 DEFAULT. No waiver of any default shall be construed as a waiver of any future default, whether of a like or of a different nature.

      14.8 PARTITION OF PARTNERSHIP. Each Partner hereby expressly waives any right to bring any action for an involuntary partition of the Partnership or its assets.

      14.9 TIME OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

      14.10 LIMITATION ON AUTHORITY. Neither the Managing Partner nor any of the Partners shall have authority to take any action inconsistent with the terms of this Agreement. Except as authorized by this Agreement, no Partner shall act as the agent of the Partnership without express written authorization to act as the agent with respect to the particular matter involved. Such authorization shall be obtained from the Management Committee or, to the extent authorized by this Agreement, from the Managing Partner.

      14.11 ARBITRATION.

            (a) On the request of any Partner, whether made before or after the institution of any legal proceeding but no later than forty-five (45) days after service of legal proceedings on the Partner seeking arbitration, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto and pertaining to the interpretation of or breach of this Agreement (a "DISPUTE") shall be resolved by binding arbitration in accordance with the terms hereof. Any Partner may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

            (b) Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this
      SECTION 0, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

            (c) Any arbitration shall be conducted before one arbitrator. The arbitrator shall be an individual who is knowledgeable in the subject matter of the Dispute selected by agreement between the Partners. If the Partners cannot agree on an arbitrator within thirty (30) days after the request for an arbitration, then any Partner may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

            (d) To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Partners. Each Partner agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

            (e) All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by the Partners according to their Ownership Interests unless otherwise awarded by the arbitrator.

      14.12 REPRESENTATION OF PARTNERS. Each Partner represents and warrants to each other Partner and to the Partnership that:

            (a) In cases of a corporation, it is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation or in a case of a partnership, it is a partnership duly organized and validly existing under the laws of the State of its organization.

            (b) The execution and delivery of this Agreement have been, and the performance of this Agreement shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite corporate or partnership action on its part.

            (c) It has full power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

            (d) This agreement has been duly executed and delivered on behalf of it and constitutes the legal, valid and binding obligation of such Partner enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or the similar laws affecting the rights of creditors, generally, or equitable principles.

            (e) The execution and delivery of this Agreement by such Partner does not, and its performance of this Agreement, and ownership of its Ownership Interest shall not, (1) violate or be in conflict with, or require the consent of any person or entity under, any provision of such Partner's governing documents, (2) conflict with, result in a breach of, or constitute a default (or an event of that with a lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which such Partner is a party or is bound or otherwise subject to or (3) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to such Partner.

            (f) That such Partner has not and shall not at any time disclose to the Partnership or the other Partners any information that such Partner is prohibited or restricted from disclosing.

      Each Partner shall be responsible for, shall pay on a current basis, shall indemnify, save, hold harmless, discharge and release the Partnership and the other Partners, their respective Affiliates and its and their respective successors and permitted assigns, and all of their respective stockholders, directors, officers, employees, agents and representatives (the "INDEMNIFIED PARTIES") from and against any and all claims, demands, suits, actions, proceedings, payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses suffered, paid or incurred by the party seeking indemnification, including any legal or other expenses reasonably incurred in connection therewith, arising from, based upon, related to or associated with any breach of a representation and/or warranty made by such Partner in SECTIONS 2.1 AND 0.

      14.13 SEVERABILITY. If and to the extent that any court or governmental agency of competent jurisdiction holds any part or provision of this Agreement to be invalid or unenforceable, the Partners shall agree upon an equitable adjustment of the provisions of this Agreement with a view toward effecting its purpose. Such holding shall in no way affect the validity or effectiveness of the other provisions of this Agreement, which shall remain in full force and effect.

      14.14 REMEDIES. Each right and remedy under this Agreement is cumulative and in addition to other rights or remedies under this Agreement or any applicable law.

      14.15 EXHIBITS. Each exhibit referred to in this Agreement is incorporated in this Agreement by reference. All obligations of any Partner under any such exhibit shall be considered to be obligations under this Agreement.

      14.16 SPECIAL AND CONSEQUENTIAL DAMAGES. Neither the Partners, the Managing Partner, the Partnership, nor the members of the Management Committee or any subcommittee thereof shall be liable to the other for any exemplary or punitive damages or for loss of profits or consequential losses arising in connection with the Partnership Operations or this Agreement.

      14.17 AMENDMENTS. This Agreement may only be amended, supplemented or modified by written agreement duly executed by all Partners.

      14.18 COUNTERPARTS. This Agreement, the Funding Agreement, may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      14.19 ENTIRE AGREEMENT. This Agreement and the other documents contemplated hereunder constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.




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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                              MCNIC MOBILE BAY PROCESSING COMPANY

                              By:   /s/ JOSEPH L. ROBERTS
                              Name:    Joseph L. Roberts
                              Title:       Vice President


                              OEDC PROCESSING, L.P.

                              By:   /s/ R. KEITH ANDERSON
                              Name:    R. Keith Anderson
                              Title:       Vice President


                     PANENERGY MOBILE BAY PROCESSING COMPANY

                              By:   /s/ B. D. REESE
                              Name:     B. D. Reese
                              Title:        Vice President



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